EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

             CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF GRAPHIC
                        COMMUNICATIONS, INC. OF SAN DIEGO



     HOUSTON, TEXAS - June 24, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed the acquisition of Graphic Communications, Inc. of San Diego, California. Terms of the transaction were not disclosed.

     Graphic Communications was founded in 1980, and in 1996 became the second independent commercial printing company in the U.S. and the first in the western half of the country to be ISO 9002 certified. John Rush, President of Graphic Communications, will continue to lead the company in his current capacity.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Graphic Communications' ISO certification is indicative of the strength of their management and the quality of their operation. From their location in San Diego, Graphic Communications serves a vibrant local market as well as major companies with interests in the Pacific Rim and Mexico."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 40 companies nationwide with annualized revenues in excess of $400 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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